MUTUAL OF AMERICA LIFE INSURANCE COMPANY

[320 PARK AVENUE  NEW YORK NY 10022-6839 • 212 224 1600]

(hereafter called the "Company")

CHANGE FORM AMENDMENT

Variable universal life insurance policy number [000-000], Insured – [Jane Doe], is hereby amended, effective as of [January

1, 2008], as follows:

1.  [The following items in Section 1 of the Policy are changed as follows:]

[The Insured is changed from Jhon Doe to John Doe.]

[The Owner is changed from Jane Doe to Mary Doe.]

[The Issue Age is changed from xx to yy.]

[The Insured’s Sex is changed from Female to Male.]

[The Premium Class is changed from Smoker to Non-smoker.]

[The Face Amount of Insurance is changed from $xx,xxx to $yy,yyy.]

[The Basic Death Benefit is changed from Face Amount Plus to Face Amount.]

[The Flexible Premium is changed from $xx.xx to $yy.yy.]

[The Maximum Annual Premium is changed from $x,xxx to $y,yyy.]

[2.]  [The following changes are made to the Accidental Death Benefit Rider:]

[The Accidental Death Benefit is changed from $xx,xxx to $yy,yyy.]

[The monthly premium for the Accidental Death Benefit Rider is changed from $xx.xx to $yy.yy.]

[The Accidental Death Benefit Rider is deleted from the Policy.]

[3.]  [The following changes are made to the Children Benefit Rider:]

[The Children Benefit is changed from $xx,xxx to $yy,yyy.]

[The monthly premium for the Children Benefit Rider is changed from $xx.xx to $yy.yy.]

[The Children Benefit Rider is deleted from the Policy.]

The application, if any, for the change indicated above is attached and together with this amendment is made part of the Policy.

This amendment is executed at New York, New York.

/s/ Kevin Brady

Kevin Brady

Vice President

VUL-2007-CF

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VUL-2007-CF